Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS REPORTS FOURTH QUARTER AND FULL

YEAR 2013 FINANCIAL RESULTS

ADDISON, Texas, March 31, 2014 (GLOBE NEWSWIRE) — Affirmative Insurance Holdings, Inc. (OTC: AFFM), a leading provider of non-standard personal automobile insurance policies, reported consolidated financial results for the fourth quarter and full year ended December 31, 2013.

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2013	2012	2013	2012
Gross written premium managed	$79.5	$64.6	$340.5	$237.0
Revenue	56.2	55.4	246.1	209.8
Operating loss	(8.6)	(3.2)	(8.5)	(8.2)
Net income (loss)	(12.1)	(8.3)	30.7	(51.9)
Net income (loss) per diluted share	(0.76)	(0.54)	1.97	(3.37)

Michael McClure, Chief Executive Officer, stated, “The quarter was disappointing due to the strengthening of loss reserves for bodily injury claim severities for prior years and the first half of 2013. As previously stated, we have made many improvements from an operational standpoint, but we still have many areas and opportunities to address. We are determined to continue to improve the profitability of the business. We continue to see either very good or improving market conditions in a number of our states. We have been significantly increasing our rates since the beginning of 2013 in all of our largest states and took significant actions to terminate unprofitable independent agency relationships. We believe our actions, along with the improved operating environment, will continue to improve our operating results as we move forward.”

Operating Performance

•	Gross written premiums managed for the fourth quarter of 2013 increased $14.9 million, or 23.1%, compared with the fourth quarter of 2012. Gross written premiums managed represent the gross written premiums on policies we manage through affiliated and unaffiliated underwriting agencies. Our insurance companies may not underwrite a portion of gross written premiums managed. The increase was primarily in California, Texas and Louisiana. For both California and Texas, the increase was primarily due to a significant increase in renewal policies as well as rate increases. New policy counts increased 12% for the quarter in California compared with 2012 and declined about 12% in Texas. Renewal policy counts for the quarter significantly exceeded new policy counts in both states. Historically, our new business policy loss ratio has commonly been at least 15 to 20 points higher than our renewal business loss ratio. The growth in Louisiana was primarily due to growth in independent agent business other than business from the retail stores we sold in September 2013. However, in December 2013, we started to terminate a significant number of these Louisiana independent agent relationships due to ongoing profitability concerns.

•	Total revenues for the fourth quarter of 2013 increased $0.8 million, or 1.5%, compared with the fourth quarter of 2012. The increase was due to the growth in gross premiums managed discussed above, which was partially offset by the reduction in commission and fee income due to the sale of our retail business in September 2013.

•	Net losses and loss adjustment expenses for the fourth quarter increased $10.2 million, or 30.0%, compared with the fourth quarter of 2012. The percentage of net losses and loss adjustment expense to net premiums earned (the net loss ratio) was 100.9% in the current quarter compared with a loss ratio of 86.6% in the fourth quarter of 2012. The 14.3 point increase in the loss ratio for the fourth quarter of 2013 was primarily due to prior period adverse development, which represented 12.1 points of the increase, and the impact of quota-share reinsurance. The use of quota-share reinsurance overstates the net loss ratio. Loss adjustment expenses include all of the business subject to the quota-share treaties with ceding commission income booked as an offset to selling, general and administrative expenses. As such, the quota-share treaties’ impact on the loss ratio was an increase of 8.0 points for fourth quarter in 2013 and 4.3 points for fourth quarter in 2012. The prior period adverse development was primarily due to bodily injury claims. In addition, we strengthened in the fourth quarter of 2013 the reserves related to bodily injury claims from accidents occurring during the first half of 2013 as severities were higher than expected.

•	Selling, general and administrative expenses (SG&A) decreased $2.5 million, or 11.7%, in the fourth quarter of 2013, compared with the fourth quarter of 2012. This decrease was primarily due to cost reductions resulting from the sale of the retail agency distribution business. Excluding the direct costs for the retail business from the fourth quarter of 2012, SG&A increased $1.4 million or 7.8%. This increase was due to the increase in policy acquisition expenses primarily due to the growth in written premiums partially offset by lower professional fees as a result of the termination of the information technology outsourcing agreement and no longer incurring incremental term loan advisor fees.

Contact:	Earl R. Fonville Executive Vice President and Chief Financial Officer (972) 728-6458 efonville@affirmative.com

About Affirmative

Affirmative Insurance Holdings, Inc. is a provider of non-standard personal automobile insurance policies for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” , or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues
Net premiums earned	$43,891	$39,359	$165,683	$143,736
Commission income, fees and managing general agent revenue	11,543	15,504	77,534	61,495
Net investment income	756	533	2,721	3,105
Net realized gains	24	1	61	922
Other income	2	(1)	125	503

Total revenues	56,216	55,396	246,124	209,761

Expenses
Net losses and loss adjustment expenses	44,287	34,072	147,818	111,858
Selling, general and administrative expenses	19,007	21,526	99,735	96,055
Depreciation and amortization	1,517	3,018	7,079	10,062

Total expenses	64,811	58,616	254,632	217,975

Operating loss	(8,595)	(3,220)	(8,508)	(8,214)
Gain on sale of retail business	(354)	—	64,971	—
Loss on extinguishment of debt	—	—	(4,193)	—
Interest expense	(3,514)	(5,175)	(20,663)	(19,743)
Goodwill and other intangible assets impairment	—	—	—	(23,692)

Income (loss) before income tax expense	(12,463)	(8,395)	31,607	(51,649)
Income tax expense (benefit)	(329)	(115)	889	264

Net income (loss)	$(12,134)	$(8,280)	$30,718	$(51,913)

Basic income (loss) per common share:
Net income (loss)	$(0.79)	$(0.54)	$1.99	$(3.37)

Diluted income (loss) per common share:
Net income (loss)	$(0.76)	$(0.54)	$1.97	$(3.37)

Weighted average common shares outstanding:
Basic	15,408	15,408	15,408	15,408

Diluted	15,941	15,408	15,622	15,408

AFFIRMATIVE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

GROSS WRITTEN PREMIUMS MANAGED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Louisiana	$27,777	$23,806	$119,828	$106,841
Texas	22,110	18,028	93,573	54,009
California	18,966	8,963	73,741	17,706
Alabama	4,207	4,534	25,272	21,270
Illinois	4,360	5,721	18,359	23,887
Indiana	1,442	2,132	6,846	8,092
Missouri	636	1,026	2,799	3,084
South Carolina	—	365	—	2,127
Other	20	19	49	6

Total written premium managed	79,518	64,594	340,467	237,022
Less Texas written premium not underwritten	7,432	—	48,272	—

Gross underwritten premiums	$72,086	$64,594	$292,195	$237,022